Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GREAT BASIN SCIENTIFIC, INC.

The undersigned, Ryan Ashton, hereby certifies that:

FIRST: He is the duly elected and acting President of Great Basin Scientific, Inc., a Delaware corporation (the “Corporation”).

SECOND: Article IV.A. of the Sixth Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc. is hereby amended and restated in its entirety:

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is two billion five hundred fifty-four million three hundred fifty-seven thousand eight hundred fifty-eight (2,554,357,858). One billion eight hundred million (1,800,000,000) shares shall be Common Stock with a par value of $0.001 per share (the “Common Stock”) and seven hundred fifty four million three hundred fifty-seven thousand eight hundred fifty eight (754,357,858) shares shall be Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of Great Basin Scientific, Inc., each two hundred (200) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the fair market value of one share of Common Stock determined by the Board of Directors as of the Effective Time which is expected to be $6.50 per share, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

Subject to the provisions of Section 5, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-converted basis).

THIRD: This Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, by the written consent of the holders of the requisite number of the shares of outstanding stock of entitled to vote thereon.

IN WITNESS WHEREOF, Great Basin Scientific, Inc. has caused this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation to be signed by its President on this                      day of                         , 2014.

GREAT BASIN SCIENTIFIC, INC.

By:
Ryan Ashton,
President

3